UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 5, 2018

EXELIXIS, INC. (Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.
South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2018, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the "Board") of Exelixis, Inc. ("Exelixis"), the Board increased the size of the Board to 12 members, with a vacancy in Class II, the class of directors with a term of office that will expire at Exelixis' 2019 Annual Meeting of Stockholders, and appointed Maria C. Freire, Ph.D. to the Board to fill the newly created vacancy. Dr. Freire will serve as a Class II director until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Dr. Freire will also serve as a member of the Nominating and Corporate Governance Committee of the Board and as a member of the Research & Development Committee of the Board.

In accordance with Exelixis' compensation program for non-employee directors (the “Director Compensation Plan”), Dr. Freire is entitled to receive an annual retainer of $50,000 in 2018 for her service on the Board, subject to proration for the portion of 2018 served. Under the Director Compensation Plan, Dr. Freire will be eligible for additional supplemental annual retainers ranging from $5,000 to $15,000 for each appointment as a member or chair of any Board committee, as applicable.

Upon her appointment as a director, in accordance with the Director Compensation Plan, Dr. Freire received initial equity awards with a combined total dollar value of $680,000, divided between (i) a nonstatutory stock option award to purchase 28,240 shares of Exelixis common stock and (ii) a restricted stock unit ("RSU") award for 14,120 shares of Exelixis common stock, each under the Exelixis, Inc. 2017 Equity Incentive Plan. The nonstatutory stock option is exercisable immediately upon grant but is subject to a repurchase right of Exelixis and will vest as to 25% percent of the shares subject to the stock option upon the one-year anniversary of Dr. Freire's appointment to the Board, with the remaining shares vesting in 36 equal monthly installments thereafter. The RSU award will vest as to 25% percent of the shares subject to the RSU award on each of the first four anniversaries of Dr. Freire's appointment to the Board. Under the Director Compensation Plan, following each annual meeting of stockholders, Dr. Freire is also entitled to an annual equity award having a value equal to approximately $340,000. The annual equity award will be divided between approximately 50% in the form of a nonstatutory stock option and approximately 50% in the form of RSUs, based on a valuation methodology established by the Board; provided, however, that Dr. Freire may instead elect to receive 100% of such annual equity award in the form of a nonstatutory stock option. Annual equity awards granted in the form of a nonstatutory stock option will vest in 12 equal monthly installments over the one-year period following each grant date, while annual equity awards granted in the form of RSUs will vest in full on the first anniversary of each grant date. Vesting of nonstatutory stock options and RSUs will cease upon termination of continuous service with Exelixis for any reason.

In addition to the indemnification provided for directors in Exelixis' Bylaws, Exelixis intends to enter into a separate Indemnification Agreement with Dr. Freire. This agreement, among other things, provides for Exelixis to indemnify her for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by Dr. Freire in any action or proceeding, including any action by Exelixis, arising out of Dr. Freire's services to Exelixis, or to any of its subsidiaries or any other company or enterprise to which Dr. Freire provides services at Exelixis' request. The foregoing is only a brief description of the Indemnification Agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement previously filed by the Exelixis as Exhibit 10.1 to Exelixis’ Registration Statement on Form S-1/A (File No. 333-96335), filed with the Securities and Exchange Commission on March 17, 2000.

Dr. Freire is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with Exelixis or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. There is no arrangement or understanding between Dr. Freire and any other persons pursuant to which she was appointed as a director of Exelixis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

April 9, 2018	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President and General Counsel